EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                  We have issued our report dated September 18, 2008, with respect to the statements of condition including the related portfolio schedules of Ardour Global Alternative Energy Portfolio 2008-4 and Perella Weinberg Partners Aerospace, Defense & Security Portfolio 2008-4 (included in Van Kampen Unit Trusts, Series 795) as of September 18, 2008, contained in Amendment No. 2 to the Registration Statement on Form S-6 (File No. 333-152468) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".



                                                              GRANT THORNTON LLP


New York, New York
September 18, 2008